Filed Pursuant to Rule 433
Registration No. 333-215733
July 13, 2017
Supplementing the Preliminary
Prospectus Supplement dated July 13, 2017
(To Prospectus dated January 25, 2017)

Marathon Oil Corporation
$1,000,000,000 4.400% Senior Notes due 2027
Pricing Term Sheet

Issuer:	Marathon Oil Corporation
Security:	4.400% Senior Notes due 2027
Size:	$1,000,000,000
Maturity:	July 15, 2027
Coupon:	4.400%
Price to Public:	99.634%
Yield to Maturity:	4.446%
Spread to Benchmark Treasury:	+210 bps
Benchmark Treasury:	2.375% due May 15, 2027
Benchmark Treasury Yield:	2.346%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2018
Make-Whole Call:	T + 35 bps
Par Call:	If the 2027 Notes are redeemed on or after April 15, 2027, the Issuer will pay a redemption price equal to 100% of the principal amount of the 2027 Notes redeemed.
Trade Date:	July 13, 2017
Settlement Date:	July 24, 2017, T+7
CUSIP / ISIN:	565849AP1/ US565849AP16
Denominations:	$1,000 and increments of $1,000 in excess thereof
Joint Book-Running Managers:
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
TD Securities (USA) LLC

Co-Managers:
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
DNB Markets, Inc.
BNY Mellon Capital Markets, LLC
Lloyds Securities Inc.
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
Loop Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

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